EXHIBIT 99.1

EZCORP ADDS NEW BOARD MEMBER

AUSTIN, Texas (June 4, 2014) - EZCORP, Inc. (NASDAQ: EZPW), a leading provider of easy cash solutions for consumers, today announced that Charles A. Bauer will join EZCORP’s Board of Directors, and will become Chair of the Audit Committee, effective July 1, 2014.
Mr. Bauer spent 34 years with PricewaterhouseCoopers LLP (PwC), where he held a variety of positions, most recently serving as East Region Vice Chairman and, since 2004, a member of the U.S. Leadership Team. Mr. Bauer was responsible for the execution of the firm's strategy for six markets with $2 billion in revenues and 8,500 executives. From 2000 to 2004, Mr. Bauer was Managing Partner of the New York Metropolitan Region, where he was responsible for the firm's largest region with $1.4 billion in revenues, 600 partners and 6,000 employees. During his tenure with PwC, Mr. Bauer served as lead engagement partner for several large global companies, including Colgate-Palmolive, Interpublic Group of Companies, Inc., Seagram and Pitney Bowes.
Since his retirement from PwC in 2010, Mr. Bauer has been a managing director and registered principal at Eastridge Capital, LP, a US-regulated investment bank and broker-dealer focused on mergers, acquisitions and private placements. Mr. Bauer also serves on the Global Advisory Board of Reliance MediaWorks Limited, a division of the Reliance Group, the largest conglomerate in India.
Mr. Bauer earned his MBA and BS in Accounting from Central Missouri University, and has completed the Amos Tuck Executive Program at Dartmouth College. He is a CPA, and while at PwC was licensed in Connecticut, New York and New Jersey.
“We are delighted to welcome Chuck to the Board,” said William C. Love, Chairman of the Board of EZCORP. “His credentials as a solid financial expert are impeccable and will greatly enhance the overall quality of our Audit Committee. In addition to his accounting expertise, Chuck brings exceptional business acumen and strong global experience to the Board. We look forward to his contributions, not only from a financial, compliance and governance perspective, but also on strategic and operational matters.” Mr. Love, who is currently the Chair of the Audit Committee and was recently appointed non-executive Chairman of the Board, will remain as a member of the Audit Committee and will assist Mr. Bauer in his transition into the Chair role.

About EZCORP

EZCORP, Inc. is a leader in delivering easy cash solutions to our customers across channels, products, services and markets. With approximately 7,500 teammates and approximately 1,400 locations and branches, we give our customers multiple ways to access instant cash, including pawn loans and consumer loans in the United States, Mexico, Canada and the United Kingdom. We offer these products through four primary channels: in-store, online, at the worksite and through our mobile platform. At our pawn and buy/sell stores and online, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.

EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the names “Crediamigo” and “Adex”), a leading provider of payroll deduction loans in

Mexico; and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name “TUYO.” The company also has a significant investment in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of over 700 stores that provide personal financial services and sell pre-owned merchandise.

For the latest information on EZCORP, please visit our website at: http://investors.ezcorp.com/.

Contact:
Mark Trinske
Vice President, Investor Relations and Communications
EZCORP, Inc.
(512) 314-2220
Investor_Relations@ezcorp.com
http://investors.ezcorp.com/

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